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                                                                    Exhibit 8.1



                              December 13, 1996

Continental Waste Industries, Inc.
67 Walnut Avenue
Suite 103
Clark, NJ 07066

     Re:  Federal Income Tax Consequences
          REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

     We have acted as counsel to Continental Waste Industries, Inc., a Delaware corporation ("CWI"), in connection with the proposed merger (the "Merger") of RI/CW Merger Corp., a Delaware corporation ("RI/CW"), and a wholly owned subsidiary of Republic Industries, Inc., a Delaware corporation ("Republic") with and into CWI, pursuant to the terms of the Agreement and Plan of Merger dated as of June 27, 1996 (the "Merger Agreement" and together with the ancillary documents executed in connection with the Merger, the "Agreements") by and among RI/CW, Republic and CWI as described in the Registration Statement on Form S-4, which includes the Solicitation Statement/Prospectus dated December 13, 1996, filed by the parties with the Securities and Exchange Commission on or about December 13, 1996 (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended and pursuant to Section 8.2(f) of the Merger Agreement. Any capitalized term not defined herein will have the same meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreements, (ii) the representation letters (the "Representation Letters") from Republic and CWI, as well as other agreements executed by such entities (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; (v) that the Merger will be effective under applicable state laws; and (vi) that the Merger Agreement accurately describes the terms of the Merger. This opinion is subject to the receipt by counsel of the representations and covenants of Republic and CWI contained in the Representation Letters.

     Based upon and subject to the foregoing, particularly including the Representation Letters, we are of the opinion that:

                1. The Merger will constitute a tax-free reorganization under
        Section 368(a)(2)(E) of the Code;

                2. No gain or loss will be recognized by Continental stockholders upon the receipt of Republic Common Stock in the Merger, except to the extent of cash received in lieu of fractional shares of Republic Common Stock;

                3. The tax basis of the shares of Republic Common Stock received by each Continental stockholder in the Merger will equal the tax basis of such shareholder's shares of Continental Common Stock surrendered in the Merger, reduced by the amount applicable to the fractional shares for which cash is received;

                4. The holding period for the shares of Republic Common Stock received by each Continental stockholder in the Merger will include the holding period for such shareholder's shares of Continental Common Stock surrendered in the Merger, provided that such shares of Continental Common Stock are held as capital assets on the Effective Date;

                5. Cash payments in lieu of fractional shares will cause the recipient to recognize gain or loss on such payment equal to the difference (if any) between the amount of cash received and the tax basis allocated to such stockholder's fractional share.

     You should be aware, however, that this opinion, as well as the discussion under the caption "THE MERGER - Certain Federal Income Tax Consequences" in the Solicitation Statement/Prospectus represents our conclusions as to

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the application of existing law to the instant transactions based on the foregoing information and documents. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Shefsky & Froelich Ltd. under the heading "THE MERGER - Certain Federal Income Tax Consequences" and under the heading "Legal Matters" in the Registration Statement and the Solicitation Statement/Prospectus.

                                    Very truly yours,



                                    SHEFSKY & FROELICH LTD.